Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Air Lease Corporation:
We consent to the incorporation by reference in the Registration Statement on Form S-8 of Air Lease Corporation of our report dated February 21, 2011, except for Note 13, as to which the date is April 25, 2011, with respect to the consolidated balance sheet of Air Lease Corporation and subsidiaries as of December 31, 2010, and the related consolidated statements of operations, shareholders’ equity and cash flows for the period from inception to December 31, 2010.
/s/ KPMG LLP
San Francisco, California
June 3, 2011